Exhibit 10.12

SUMMARY SHEET

This Summary Sheet (the “Summary Sheet”) is incorporated into and made a part of the attached Lease Agreement (this Summary Sheet and the Lease are collectively referred to as the “Lease”). In the event of a conflict between the terms of this Summary Sheet and the Lease, the terms of the Lease shall prevail. All capitalized terms used in this Summary Sheet but not defined herein shall have the meaning ascribed to them in the Lease.

1.	Effective Date:	October 08, 2008

2.	Landlord:	UCM/PROVENTURE-SYNERGY BUSINESS PARK, LLC

3.	Address of Landlord:	7101 Executive Center Drive, Suite 200 Brentwood, TN 37027 Attention: Property Management

With Copy to:

630 West Germantown Pike, Suite 300 Plymouth Meeting, Pennsylvania 19462 Attention: Mark B. Greco

4.	Tenant:	Franklin Synergy Bank

5.	Address of Tenant:	3301 Aspen Grove Drive Suite 200 Franklin, TN 37067

6.	Premises:	Suite No. 110 in the Building located at 7101 Executive Center Drive, Brentwood, TN 37027. The parties agree that the Premises contain 3,688 rentable square feet. The Premises are outlined on Exhibit A.

7.	Term.

	(a) Commencement Date:	The earliest of: (i) the Possession Date; or (ii) the date on which Substantial Completion of Landlord’s Work would have occurred but for Tenant Delays. Landlord is targeting a commencement date of November 15, 2008. Any partial month rent will be prorated on a daily basis.

	(b) Expiration Date:	The last day of the month in which the Fifth (5th) anniversary of the Commencement Date occurs.

	(c) Renewal Options	One Term of five Years

8.	Base Rent:

Period	Monthly Base Rent
Year 1	$6,085.20
Year 2	$6,267.76
Year 3	$6,455.79
Year 4	$6,649.46
Year 5	$6,848.95

9.	Base Year:	Calendar year 2008.

10.	Construction Allowance:	Not Applicable – Landlord to construct the Premises per the attached Exhibit A at Landlord’s cost. The renovations will include new carpet, paint, and ceiling for the Premises. Tenant to select paint color and carpet from building standard finishes.

11.	Security Deposit:	$6,085.20

12.	Permitted Use:	General office use, mortgage loan office, provided that Tenant shall not use any substantial portion of the Premises for a “call center,”

13.	Parking Allocation:	Non-reserved Parking Spaces: 15

14.	Brokers:

	(a) Tenant:	Provision Commercial Real Estate – Ron Taylor

	(b) Landlord:	ProVenture Commercial Real Estate – John Keller

Addenda and Exhibits:		The addenda and exhibits to the Lease are listed below:

[Addendum #1 – Renewal Options]

		Exhibit A	Floor Plan of Premises
		Exhibit B	Site Plan of Project and Building
		Exhibit C	Construction
		Exhibit D	Operating Expenses
		Exhibit E	Rules and Regulations
		Exhibit F	Term Certification

Landlord and Tenant hereby agree to the terms of this Summary Sheet.

OWNER:		TENANT:

UCM/PROVENTURE-SYNERGY		FRANKLIN SYNERGY BANK
BUSINESS PARK, LLC
A Delaware limited liability company		A Tennessee state chartered bank

By:	SBPNMM, LLC a Delaware limited liability company its Non-Member Manager

By:		By:

Mark B. Greco		Print Name:	Lisa Musgrove
Vice President		Title:	EVP, CFO

Date:	10/17/08	Date:	10/10/08

LEASE AGREEMENT

THIS LEASE AGREEMENT IS MADE AND ENTERED BY AND BETWEEN

THIS LEASE AGREEMENT is made and entered by and between UCM/ProVenture-Synergy Business Park, LLC, a Delaware limited liability company (“Landlord”), and Franklin Synergy Bank (“Tenant”).

WITNESSETH:

FOR $10.00 paid Landlord by Tenant, the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Certain Defined Terms. In addition to the terms defined in the Summary Sheet or elsewhere in this Lease, the following terms shall have the meanings ascribed to them in this section:

(i) “Applicable Laws” means all applicable governmental laws, statutes, orders, ordinances, codes, rulings, regulations and decrees, now in force or hereafter enacted.

(ii) “Building” means the building located at 7101 Executive Center Drive, Brentwood TN and depicted on Exhibit B. The parties agree that the Building contains 131,084 rentable square feet.

(iii) “Business Days” means Monday through Friday, excluding holidays on which national banking associations are authorized to be closed.

(iv) “Common Areas” means the portions of the Project that are, from time to time, made available by Landlord for the general use or benefit of tenants of the Building and their employees and visitors, including, without limitation, common corridors, elevators, vending areas, bathrooms, sidewalks, walkways, pedestrian ways, parking facilities, driveways, detention ponds, utility mains and signage.

(v) “Event of Force Majeure” means any strike, lockout, labor dispute, embargo, flood, earthquake, storm, lightning, fire, epidemic, act of God, war, national emergency,, civil disturbance or disobedience, riot, sabotage, terrorism, restraint by court order or other occurrence beyond the reasonable control of the party in question.

(vi) “Hazardous Substances” means all hazardous or toxic substances, materials, wastes, pollutants and contaminants that are listed, defined or regulated under Applicable Laws pertaining to health, safety or the environment.

(vii) “Landlord’s Work” shall have the meaning ascribed to it in Exhibit C.

(viii) “Operating Expenses” means the amounts described on Exhibit D.

(ix) “Possession Date” means the date on which Landlord tenders possession of the Premises to Tenant, with the Substantial Completion of Landlord’s Work having occurred.

(x) “Project” means the real property depicted on Exhibit B, including, but not limited to, all buildings, structures, fixtures, signs and other improvements located thereon, from time to time.

(xi) “Rules & Regulations” means the rules and regulations attached as Exhibit E, as the same may be amended, modified or supplemented, from time to time, by Landlord.

(xii) “Rent” means the Monthly Base Rent, additional rent, and other sums Tenant is required to pay under this Lease, including, without limitation, all amounts Tenant owes under Article 4.

(xiii) “Substantial Completion” shall have the meaning ascribed to it in Exhibit C.

(xiv) “Taking” means a taking by condemnation or eminent domain or a conveyance in lieu of such a taking.

(xv) “Tenant Delays” shall have the meaning ascribed thereto in Exhibit C.

(xvi) Controllable Expenses shall be defined as all operating expenses excluding taxes, insurance, utilities, and any labor portion of expenses that are directly affected by increases in the minimum wage laws.

1.2 Construction. Whenever the context may require, any pronoun used in this Lease shall include the masculine, feminine and neuter forms. All references to articles, sections and paragraphs shall be deemed references to the articles, sections and paragraphs of this Lease, unless the context shall indicate otherwise. The terms “hereof”, “hereunder” and similar expressions refer to this Lease as a whole and not to any particular article, section or paragraph contained herein. The titles of the articles, sections and paragraphs of this Lease are for convenience only and shall not affect the meaning of any provision hereof. Landlord and Tenant have agreed to the particular language of this Lease, and any question regarding the meaning of this Lease shall not be resolved by any rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. FOR PURPOSES OF THIS LEASE, TIME SHALL BE CONSIDERED OF THE ESSENCE.

ARTICLE 2

PREMISES

2.1 Demise. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.

2.2 Common Areas. During the Term, Tenant and its employees and visitors shall have the non-exclusive right to use the Common Areas for their intended purpose. Landlord may alter, enlarge, modify and remove portions of the Common Areas, from time to time, in such manner as Landlord deems desirable, in its sole and absolute discretion; provided, however, Landlord shall not make any changes to the Common Areas that will materially impair Tenant’s ability to use the Premises for the Permitted Use. Tenant and its employees and visitors shall have the right to use the number of parking spaces allocated to the Premises on the Summary Sheet. Tenant’s use of the parking facilities serving the Building shall be on a non-exclusive basis and no parking spaces shall be reserved for Tenant, its employees or visitors. Landlord makes no guarantees or assurances regarding the availability of parking at the Project. Landlord may designate, from time to time, the portions of the parking facilities serving the Building to be used by Tenant, its employees and visitors. Landlord may take reasonable steps to ensure that the tenants of the Building do not utilize more parking spaces than are allocated to them by Landlord, including, without limitation, implementing a parking validation system or requiring use of card keys (or other devices) to gain access to the parking areas serving the Project.

2.3 Disclaimer. Except as otherwise expressly provided herein, Tenant acknowledges and agrees that: (i) Landlord has not made, is not making and specifically disclaims any representation, warranty, guarantee or assurance to Tenant regarding the Premises or the Project, express or implied; and (ii) the Premises are being leased to Tenant “AS IS – WHERE IS” and with all faults.

ARTICLE 3

TERM

3.1 Term. The term of this Lease (the “Term”) shall commence on the Commencement Date and expire on the Expiration Date, unless the same is terminated earlier or extended in accordance with the provisions of this Lease.

3.2 Delivery. If Landlord is unable to timely deliver possession of the Premises to Tenant for any reason, (i) Landlord shall not be in default under this Lease or otherwise liable to Tenant, and (ii) Tenant shall accept possession of the Premises when Landlord tenders the same to Tenant. Unless Tenant obtains Landlord’s prior written consent, Tenant shall not enter upon or occupy the Premises prior to Commencement Date. If Landlord permits Tenant to use or occupy the Premises prior to the Commencement Date, Tenant shall comply with and be bound by all of the terms of this Lease, except those related to the payment of Rent. Occupancy of the Premises by Tenant shall be conclusive evidence that the Premises are in a suitable condition and Landlord’s Work has been properly completed. If the Commencement Date set forth on the Summary Sheet is not a fixed date, then Tenant shall acknowledge the Commencement Date and the Expiration Date, by executing a “Term Certification” in the form attached hereto as Exhibit F, once the same are known with certainty.

ARTICLE 4

RENT

4.1 Base Rent. For each month during the Term, Tenant shall pay Landlord the applicable Monthly Base Rent specified on the Summary Sheet; provided the Monthly Base Rent for any extension of the Term resulting from Tenant’s exercise of a Renewal Option shall be the amount specified on Addendum #1. Each installment of the Monthly Base Rent shall be paid, in advance, on the first (1st) day of the month, except the first (1st) installment of Monthly Base Rent shall be paid by Tenant on the Commencement Date. The Monthly Base Rent shall be prorated for any partial month during the Term.

4.2 Tenant’s Share of Expenses.

(a) In addition to the Base Rent and the other amounts payable by Tenant under this Lease, Tenant shall pay Landlord an amount equal to Tenant’s share of the Operating Expenses during any calendar year in excess of the Base Year’s Operating Expense (“Tenant’s Cost Allocation”). (As an example, if Tenant’s Base Year Operating Expenses are $6.35 per rentable foot and the next year expenses run $6.45 per rentable foot, Tenant will be billed $.10 per rentable foot for its share of expenses. ) For any calendar year, Landlord may, at its option, either: (i) maintain a single set of books for the Project, in which case the Operating Expenses related to the Project shall be aggregated; or (ii) maintain a separate set of books for the Building, in which case Landlord shall separate the Operating Expenses related to the Building from the Operating Expenses related to the other buildings forming a part of the Project. If Landlord maintains a single set of books for the Project during any calendar year, then Tenant’s Cost Allocation for such year shall be the product obtained by multiplying: (i) the Operating Expenses related to the entire Project for such calendar year in excess of the Base Year’s Operating Expenses for the entire Project, by (ii) a fraction whose numerator is the rentable area of the Premises and whose denominator is the total rentable area of the buildings forming a part of the Project. If Landlord maintains a separate set of books for the Building during any calendar year, then Tenant’s Cost Allocation for such year shall be an amount equal to the product obtained by multiplying (i) the Operating Expenses related to the Building for such calendar year in excess of the Base Year’s Operating Expenses for the Building, by (ii) a fraction whose numerator is the rentable area of the Premises and whose denominator is the total rentable area of Building. In the event Landlord maintains a separate set of books for the Building during any calendar year, Landlord may allocate a portion of the Operating Expenses related to the Common Areas to the Building and include such amount in the Building’s Operating Expenses when calculating Tenant’s Cost Allocation. Operating Expenses related to the Common Areas may be allocated to the Building based on the percentage of the Project’s rentable area located within the Building or utilizing such other method as Landlord deems appropriate, in its reasonable judgment. If Landlord maintains a single set of books for the entire Project during the Base Year, then the Base Year’s Operating Expenses for the Building shall be an amount equal to the product obtained by multiplying the Base Year’s Operating Expenses for the Project by a fraction whose numerator is the rentable area of the Building and whose denominator is the total rentable area of all the buildings forming a part of the Project. Landlord will provide a 6% annual cap on Controllable Expenses increases that can be passed on to Tenant as a part of Tenant’s Cost Allocation.

(b) Tenant shall pay one-twelfth (1/12th) of Landlord’s reasonable estimate of Tenant’s Cost Allocation for each calendar year after the Base Year (the “Estimated Payments”) on or before the first (1st) day of each month during such calendar year. If at any time it appears to Landlord that Tenant’s Cost Allocation for the current calendar year will vary from Landlord’s initial estimate of the same, Landlord shall have the right to revise the Estimated Payments for such calendar year, and subsequent Estimated Payments by Tenant for such calendar year shall be based upon Landlord’s revised estimate of Tenant’s Cost Allocation. Following the end of each calendar year within the Term, Landlord shall furnish Tenant with a final statement (the “Expense Statement”) showing the calculation of Tenant’s Cost Allocation for such calendar year. If the Estimated Payments made by Tenant are not sufficient to cover the actual amount of Tenant’s Cost Allocation for any calendar year, then Tenant shall pay Landlord the deficiency within thirty (30) days after Tenant’s receipt of the Expense Statement for such calendar year. If the Estimated Payments made by Tenant exceed the actual amount of Tenant’s Cost Allocation for any calendar year, then the excess shall be credited against future amounts Tenant owes under this section; provided any such excess existing at the end of the Term shall be refunded to Tenant once all of Tenant’s obligations and liabilities under this Lease are satisfied. If Tenant does not dispute any item or items included in the calculation of the Tenant’s Cost Allocation for any calendar year within thirty (30) days after Tenant’s receipt of the Expense Statement for such calendar year was delivered to it, Tenant shall be deemed to have approved such statement and shall have no right to contest the same. Tenant shall not employ any person or entity to inspect and audit any Expense Statement (and the records related thereto) whose compensation is based, in whole or in part, on the results of such inspection and audit. Tenant’s Cost Allocation shall be prorated for any partial month falling within the Term.

4.3 Payment. Tenant’s obligation to pay Rent is an independent covenant. All Rent shall be paid by Tenant without deduction, demand, notice or offset. Except as otherwise expressly provided herein, Tenant shall not be entitled to any abatement or reduction of the Rent. Tenant shall deliver all Rent to Landlord at the address specified in the Summary Sheet or such other place as Landlord may designate to Tenant by written notice. The acceptance of any Rent by Landlord (directly, through a “lockbox” or by other means) shall not constitute or be deemed to be: (i) a waiver of any claim or right, including, but not limited to, any claim based on Tenant’s default under or non-compliance with the terms of this Lease, (ii) a grant of consent or permission with respect to any matter, or (iii) an acknowledgment of Tenant’s purported exercise of any option. In the event Landlord does not want to accept any installment of Rent paid by Tenant, Landlord may return the amount of such installment to Tenant (irrespective of whether or not Landlord has cashed the check for such installment or such installment has been previously deposited into or processed through a lockbox or other account) and Landlord shall thereafter not be deemed to have accepted the same. If two (2) or more checks for Rent are rejected due to insufficient funds, Landlord shall have the right to require that all future payments of Rent be made by cashiers check.

4.4 Late Charges. If Tenant fails to pay any installment of Rent within ten (10) days after the same is due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such installment. In addition, any past due installment of Rent shall bear interest from the date due until paid at the lesser of eighteen percent (18%) per annum or the maximum rate permitted under Applicable Laws. The parties agree that the provisions of this subsection are reasonable and shall not be deemed to be (i) a consent by Landlord to late payments, (ii) a penalty, (iii) a waiver of Landlord’s right to insist on the timely payment of Rent, or (iv) a waiver or limitation of the rights and remedies available to Landlord on account of the late payment of any Rent.

4.5 Rental Taxes. If, at any time during the Term, (i) a tax or assessment is levied directly on any of the Rent, or (ii) a tax or assessment (other than a general income tax) is imposed on Landlord that is measured or based, in whole or part, on any of the Rent, then Tenant shall reimburse Landlord for such tax or assessment within fifteen (15) days after its receipt of a written demand from Landlord.

ARTICLE 5

LANDLORD SERVICES

5.1 Services. Landlord shall furnish the following services to Tenant: (i) elevator service on a non-exclusive basis, subject to such reasonable access controls as Landlord may impose, from time to time; (ii) janitorial services for the Premises, Monday through Friday, excluding holidays; (iii) heating and air conditioning at levels sufficient for normal office use between the hours of 7:00 a.m. to 7:00 p.m. on Monday through Friday, excluding holidays; (iv) water for drinking, cleaning and lavatory purposes to the points of supply furnished by Landlord; and (v) electricity for normal office uses, as reasonably determined by Landlord. Landlord shall not be liable for damages suffered by Tenant as a result of any interruption or inadequacy of such services. Any interruption or inadequacy of such services shall not result in the termination of this Lease, shall not constitute a constructive eviction, and shall not entitle Tenant to an abatement or reduction of Rent. Landlord does not guarantee any level of security at the Project, and Tenant shall not have any claims against Landlord based upon an assertion that Landlord failed to provide adequate security to the Project, the Premises, or otherwise.

5.2 Excess Usage. If Tenant desires heating or air conditioning service at the Premises for periods outside those specified in Section 5.1, then Landlord shall endeavor, in good faith, to provide such service, upon reasonable prior written notice from Tenant, and Landlord may bill Tenant for such additional service, from time to time. If Landlord reasonably determines that Tenant’s consumption of electricity exceeds the amount specified in clause (v) of Section 5.1 hereof, Landlord may bill Tenant for such additional consumption, from time to time. The amount of such additional consumption shall be determined at Landlord’s election, by either or both of (i) a survey of standard or average tenant usage of electricity in the Building performed by a reputable consultant selected by Landlord and paid for by Tenant, and (ii) a separate meter in the Premises to be installed, maintained, and read by Landlord, all at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or voltage in excess of 110 volts, unless Tenant obtains Landlord’s prior written approval in accordance with Article 8. The use of electricity at the Premises shall not exceed the capacity of the existing electrical system serving the Premises. If Landlord approves the installation of any risers or wiring required due to Tenant’s excess electrical requirements, the same shall be installed by Landlord’s contractor, at Tenant’s expense. Tenant shall pay all amounts it owes Landlord, under this section within ten (10) Business Days after Landlord’s written demand for the same.

ARTICLE 6

USE OF PREMISES

6.1 Permitted Use. Tenant shall use the Premises for the Permitted Use and activities incidental thereto and for no other business or purpose without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in its sole and absolute discretion.

6.2 Rules & Regulations. Tenant shall comply, and cause its agents, employees, contractors, representatives, subtenants, licensees and invitees to comply, with the Rules and Regulations. Landlord agrees not to amend the Rules and Regulations in a manner that will materially impair Tenant’s ability to use the Premises for the Permitted Use. Any failure by Landlord to enforce the Rules and Regulations, either against Tenant or any other person or entity, shall not constitute a waiver of the same, and Landlord shall have no liability to Tenant as a result of Landlord’s failure to enforce the Rules and Regulations.

6.3 Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances to be used, generated, handled, stored, disposed of or released on or about the Premises, except incidental quantities of cleaning and office supplies. Tenant agrees to comply with ail Applicable Laws relating to the use, handling, storage and disposal of Hazardous Substances at the Premises and shall remove all Hazardous Substances from the Premises upon the expiration or termination of this Lease.

6.4 Compliance. Tenant shall comply and cause the Premises to comply with all Applicable Laws, all covenants, conditions, restrictions, easements and other agreements encumbering the Project, and the regulations of the Board of Fire Insurance Underwriters or any similar body, and Tenant shall not use the Premises or permit anything to be done in the Premises that conflicts with or violates the same.

6.5 Operations. Tenant shall not use or permit the Premises to be used in a manner that: (i) unreasonably disturbs any other person or entity; (ii) is hazardous or dangerous, (iii) is illegal; (iv) constitutes a nuisance (public or private); or (v) violates or increases the cost of any insurance policy covering the Project. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, lawsuits, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys fees, court costs and litigation expenses) arising or resulting from any acts, omissions or operations of Tenant or its employees, agents, contractors, representatives, subtenants, licensees or invitees, including, without limitation, the use, disposal or release of any Hazardous Substances.

6.6 No Liens. Notice is hereby given that Landlord will not be liable for any work, services, materials or labor furnished to Tenant, and no mechanic’s, materialmen’s or other lien arising or resulting from Tenant’s acts or omissions (collectively, “Tenant Liens”) shall attach to Landlord’s interest in the Premises or the Project. Tenant shall keep the Premises and the Project free and clear of all Tenant Liens. In the event Tenant fails to discharge any Tenant Lien encumbering the Premises or the Project within twenty (20) days after the filing thereof, Landlord may (but shall not be obligated to) cause such Tenant Lien to be released and discharged, in which event Tenant shall reimburse Landlord for all costs it incurs in connection therewith, including, but not limited to, reasonable attorneys’ fees.

6.7 Waiver. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant hereby expressly waives and releases all claims it may, now or hereafter, have against Landlord and its owners, directors, officers, employees, agents, contractors and representatives as a result of any injury, damage to property, or interruption of Tenant’s use of the Premises, including, but not limited to, any injury, damage or interruption caused by (i) wind, water, flooding, snow, ice, act of God or act of nature, (ii) any interruption of utility service to the Premises, (iii) any defect in the Premises (latent or otherwise), (iv) any failure of a mechanical system, electrical system, plumbing system or heating and air conditioning system, (v) the backing up of any sewer pipe or downspout, or (vi) the bursting, breaking, leaking or running of any tank, tub, washstand, water closet, drain or pipe. Nothing herein shall be deemed to limit the provisions of Section 10.3.

ARTICLE 7

REPAIRS

7.1 Tenant Repairs. Tenant shall, at its sole cost and expense, perform all repairs, maintenance and replacements required to keep the Premises in good working order and condition. including, but not limited to, interior walls, carpeting, paint, wall coverings, doors, locks, cabinets, counters, telephones and appliances in accordance with Section 7.1.

7.2 Landlord Repairs. Landlord shall perform all repairs necessary to keep the Common Areas and the roof, exterior walls, foundation, HVAC, plumbing, electrical system and structural elements of the Building in good working order and condition, within a reasonable time after it receives written notice of the need for such repairs from Tenant. Tenant shall reimburse Landlord, within thirty (30) days after receipt of invoice, for the actual and reasonable cost of all maintenance, repairs and replacements to the Common Areas or the roof, exterior walls, foundation and structural elements of the Building required as a result of the negligence or misconduct of Tenant or its agents, employees, contractors or representatives.

ARTICLE 8

ALTERATIONS

8.1 Alterations. Tenant shall not make any alterations, additions or improvements to the Premises, unless the same have been approved by Landlord, in writing. Landlord agrees not to unreasonably withhold, qualify or delay its approval of any alterations, additions or improvements that Tenant proposes to make to the Premises, except Landlord may withhold its approval, in its sole and absolute discretion, of alterations, additions or improvements that affect the exterior, plumbing system, electrical system, roof, foundation or the structural components of the Premises or the Project. All alterations, additions and improvements to the Premises must be made by Tenant in a good and workmanlike manner, using new materials, and must comply with Applicable Laws. Prior to making any alterations, additions or improvements to the Premises, Tenant shall (i) obtain Landlord’s written approval of the plans and specifications for such alterations, additions or improvements, and (ii) furnish Landlord with reliable evidence that Tenant has sufficient funds to complete such alterations, additions or improvements. Any such permitted alterations, additions or improvements must be constructed or installed by the contractor designated by Landlord, and Tenant shall pay Landlord an oversight fee in an amount equal to five percent (5%) of the cost of such work. All alterations, additions and improvements to the Premises must be made by Tenant in a good and workmanlike manner, using new materials, and must comply with Applicable Laws. Any work performed by the Tenant shall not interfere with the other tenants in the Building. Tenant’s alterations, additions and improvements to the Premises shall remain and become the property of Landlord upon the expiration or earlier termination of this Lease, unless Landlord requires that Tenant remove the same as provided in Article 15. In the event that Landlord consents, in writing, to Tenant installing any facilities on or making any alterations to the roof of the Building, Tenant shall: (i) not void, violate or limit any roof warranty; (ii) follow the roof manufacturer’s recommendations and requirements; and (iii) ensure the installation or alteration does not damage or exceed the load bearing capacity of the roof. If any warranty covering the roof is voided or limited as a result of Tenant’s acts, installations or alterations, Tenant shall reimburse Landlord for the cost of all repairs and damages that would have been covered by such warranty had the same not been so voided or limited. Tenant shall require any contractor of Tenant employed pursuant to this section to maintain all insurance reasonably required by Landlord.

ARTICLE 9

TRANSFER

9.1 Assignment & Subletting.

(a) Tenant shall not, voluntarily or by operation of law, assign, mortgage, pledge, hypothecate or encumber this Lease, or sublet all or a portion of the Premises, without Landlord’s prior written consent, which consent may be granted or withheld by Landlord in its sole and absolute discretion. An assignment of this Lease by Tenant shall be deemed to have occurred if in a single transaction or in a series of transactions the ownership interests (whether stock, partnership interests, membership interests or other) of Tenant or any parent company of Tenant are transferred, diluted, reduced or otherwise affected with the result that the present owners have less than a 51% ownership interest in Tenant or the parent company, as applicable, or cease to control the management and operation of Tenant or the parent company, as applicable. Notwithstanding anything to the contrary, the provisions of this subsection shall not apply to Tenant or any parent company of Tenant so long as its stock is publicly traded on a recognized national securities exchange; provided if Tenant or any parent company of Tenant ceases to be publicly traded, the provision of this section shall apply thereafter, based on the ownership of Tenant or the parent company at the time it became privately owned. Except as otherwise expressly permitted hereunder, Tenant shall not allow any other person or entity to occupy the Premises (or any portion thereof). Landlord’s consent to an assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. Landlord shall be entitled to, and Tenant shall remit to Landlord, any profit that may inure to Tenant as a result of an assignment of this Lease or subletting of the Premises (or portion thereof). Landlord shall have the right to directly collect the rent payable by any subtenant of Tenant and apply the same to Tenant’s obligations under this Lease, and no further instruments shall be required for Landlord to exercise such right; provided Tenant agrees to execute and cause its subtenant to execute any instruments reasonably requested by Landlord for the purposes of allowing it to collect such rents.

(b) At the time Tenant requests Landlord’s approval of any proposed assignment of this Lease or subletting of the Premises, Tenant shall pay Landlord the sum of Five Hundred and No/100 Dollars ($500.00) to cover the cost of processing such request, including, but not limited to, administrative costs and legal fees. Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted assignment of this Lease or any permitted subletting of the Premises by Tenant, which documents must be in form and substance reasonably satisfactory to Landlord; provided, any assignee of Tenant’s interest in this Lease must assume all of Tenant’s obligation and liabilities hereunder, and any subtenant of Tenant must agree (for the benefit of Landlord) to comply with all the terms of this Lease, No acceptance by Landlord of any Rent or other sum from an assignee or sublessee shall be deemed a consent to Tenant’s assignment of this Lease or subletting of the Premises (or a part thereof).

9.2 No Release. Notwithstanding any assignment of this Lease, Tenant shall be primarily responsible for the satisfaction of its obligations and liabilities hereunder, and such responsibility shall not be limited, affected, diminished or discharged by any event whatsoever, including, but not limited to, the compromise or settlement (with or without release) of any other person or entity liable for the payment of Tenant’s liabilities and/or the performance of Tenant’s obligations under this Lease, Landlord’s failure to file suit against any assignee of Tenant (regardless of whether such assignee is becoming insolvent, is believed to be about to leave the state or any other circumstance), Landlord’s failure to give Tenant notice of any default, the unenforceability of any provision of this Lease against an assignee of Tenant due to bankruptcy discharge or otherwise, Landlord’s failure to insist upon the strict performance of the terms of this Lease, the extension, modification or amendment of this Lease, any subsequent assignment of this Lease or subletting of the Premises (whether or not consented to by Landlord) or Landlord’s failure to exercise diligence in collection. Any assignment of this Lease or subletting of the Premises (or portion thereof) not approved by Landlord, in writing, shall, at Landlord’s option, be void.

ARTICLE 10

INSURANCE

10.1 Tenant’s Insurance.

(a) Throughout the Term, Tenant shall maintain, at its sole cost and expense: (i) commercial general liability insurance or its equivalent, written on an occurrence basis, with a combined single limit for personal injury, death and property damage of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence; (ii) property insurance covering Tenant’s alterations, additions and improvements to the Premises and Tenant’s fixtures, furnishings, equipment and personal property, in an amount equal to one hundred percent (100%) of their replacement cost, written on a Causes of Loss – “Special Form” basis or its equivalent. Landlord and its lenders shall be named as additional insureds under the liability insurance policies that Tenant is required to obtain hereunder. Tenant’s insurance shall provide primary coverage to Landlord when any insurance policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s insurance policy will be excess over Tenant’s policy. In no event shall the amount of Tenant’s insurance coverage limit the liability of the Tenant under this Lease.

(b) The insurance policies that Tenant is required to obtain under this Lease (i) shall be issued by a reputable insurance company licensed in Tennessee and approved by Landlord, in writing, (ii) shall have a deductible of Fifty Thousand and No/100 Dollars ($50,000.00) or less, and (iii) shall provide that they cannot be amended, cancelled or terminated unless Landlord has been given thirty (30) days prior written notice, if such a provision is available on commercially reasonable terms. Landlord shall have the right to require, from time to time, that Tenant increase the amount of its insurance coverage and/or obtain additional insurance coverage so long as Landlord is acting in a commercially reasonable manner. If Tenant fails to maintain any of the insurance required under this Lease, then, in addition to other remedies available hereunder, at law or in equity, Landlord may purchase such insurance, on behalf of Tenant, in which event Tenant shall reimburse Landlord for the cost of such insurance, upon demand. On the Commencement Date and each anniversary thereof, Tenant shall provide Landlord with certificates evidencing that the insurance Tenant is required to maintain hereunder is in full force and effect. Upon request, Tenant shall furnish Landlord with the original (or a certified copy) of each policy of insurance required hereunder and evidence of the payment of all premiums for the same.

10.2 Landlord’s Insurance. Throughout the Term, Landlord shall maintain: (i) property insurance covering the Project (excluding alterations, additions and improvements made by Tenant and Tenant’s personal property) in an amount equal to one hundred (100%) percent of its replacement cost written on a Causes of Loss – “Special Form” basis or its equivalent; and (ii) commercial general liability insurance or its equivalent, written on an occurrence basis, with a combined single limit for personal injury, death and property damage of not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence.

10.3 Waiver of Claims/Subrogation Rights. Notwithstanding anything to the contrary contained herein, Landlord and Tenant each hereby waives all claims that it may have against the other party (and such other party’s owners, directors, officers, employees, agents, contractors and representatives) for damages that are actually covered by its property insurance or business interruption insurance or that would have been covered had it maintained the insurance required under this Lease; provided the foregoing waiver shall not apply if it would have the effect of invalidating, but only to the extent of such effect, any insurance coverage of Landlord or Tenant. If possible on commercially reasonable terms, Landlord and Tenant shall cause the insurers issuing their property insurance and business interruption insurance to waive all of their subrogation rights against the other party (and such other party’s owners, directors, officers, employees, agents, contractors and representatives), and each party shall supply the other with appropriate evidence confirming that such waiver is in effect. For the purposes of this subsection, each party shall be deemed to be insured against losses and damages that are within the deductible of any of its insurance policies. The provisions of this section shall apply to claims regardless of their cause or origin, including, without limitation, claims arising due to negligence.

ARTICLE 11

CASUALTY

11.1 Restoration. In the event the Premises or the Building are damaged by fire or other casualty, Landlord or Tenant shall have the right to terminate this Lease by giving written notice to Tenant if: (i) such damage cannot be restored within one hundred eighty (180) days, or (ii) the Building is damaged in excess of thirty five percent (35%) of its replacement cost (excluding the replacement cost of foundations and footings). In addition, Landlord shall have the right to terminate this Lease if: (i) any of Landlord’s lenders does not allow the property insurance proceeds paid on account of such fire or casualty to be used by Landlord to restore the damaged areas; (ii) the insurance proceeds paid on account of the fire or other casualty are not sufficient to pay the cost of restoring the damaged portions of the Premises and the Common Areas; or (iii) there is less than eighteen (18) months remaining until the end of the Term. In the event that Landlord or Tenant desires to terminate this Lease pursuant to this section, it shall so notify the other party, in writing, within sixty (60) days after the date of the fire or casualty. If this Lease is not terminated pursuant to this section, then: (i) Landlord shall diligently restore the Premises and any Common Areas required for the use of the Premises to substantially the condition existing immediately prior to such fire or casualty, with such modifications as are required to comply with applicable laws; and (ii) Tenant shall diligently restore Tenant’s alterations, additions and improvements to the Premises. Notwithstanding anything to the contrary, Landlord shall not be obligated to commence restoring the Premises or any Common Areas following a fire or other casualty until Landlord has received the insurance proceeds required to fund the same.

11.2 Abatement. During any period when the Premises are rendered untenantable, in whole or in part, as a result of a fire or other casualty, the Base Rent shall abate in proportion to the area of the Premises rendered untenantable. The foregoing abatement in Base Rent shall terminate when Landlord has completed its restoration obligations required hereunder. Notwithstanding the foregoing, Tenant shall not be entitled to any abatement in Base Rent if the fire or other casualty which rendered the Premises untenantable was caused by the Tenant or its or any of its agents, employees, contractors or representatives.

ARTICLE 12

CONDEMNATION

12.1 Termination. In the event of a Taking of all or substantially all of the Project or the Premises, this Lease shall automatically terminate, effective as of the date possession of the same is actually taken. If the continued operation of the Project is no longer economically viable as a result of any Taking, as determined by Landlord in its reasonable judgment, then Landlord may terminate this Lease by giving written notice to Tenant within sixty (60) days after the date of such Taking. If there is a Taking of a material portion of the Premises and the remainder of the Premises is not suitable for the continued operation of the business being conducted therein, then Tenant may terminate this Lease by giving written notice to Landlord within sixty (60) days after it is notified of such Taking.

12.2 Restoration. In the event this Lease is not terminated after a Taking of any portion of the Premises, Landlord agrees to restore the Premises to the extent reasonably necessary to render the same tenantable; provided, however, in no event shall Landlord be required to spend more than the award paid Landlord on account of such Taking. The Rent shall not be reduced or abated as a result of a Taking affecting the Premises or the Project, except if there is a taking of a portion of the Premises the Base Rent following such Taking shall be reduced in proportion to the reduction in the square footage of the Premises resulting from a Taking.

12.3 Awards. Landlord shall be entitled to receive the entire award paid on account of a Taking of all or any portion of the Premises or the Project, except Tenant shall be entitled to receive amounts expressly awarded to cover Tenant’s moving expenses. Without limiting the generality of the foregoing, Tenant shall not be entitled to receive any award for the loss of its leasehold estate or interest in the Premises (or portion thereof) as a result of any Taking.

ARTICLE 13

DEFAULT AND REMEDIES

13.1 Events of Default. The following shall each be deemed to be a default by Tenant under this Lease (an “Event of Default”):

(i) Tenant’s failure to pay any Rent when due, unless such failure is cured by Tenant within five (5) days after it receives written notice from Landlord; or

(ii) Tenant’s failure to comply with any of the terms of this Lease related to assignment or subletting; or

(iii) Tenant’s failure to furnish an estoppel certificate to Landlord within the period provided in Section 19.1; or

(iv) Tenant’s failure to comply with any of the other terms of this Lease, unless such failure is cured within thirty (30) days after Tenant receives written notice from Landlord; provided if such failure cannot reasonably be cured within thirty (30) days, no Event of Default shall be deemed to have occurred so long as Tenant commences to cure such failure within thirty (30) days after receiving written notice from Landlord and completes such cure within a reasonable time thereafter, not to exceed ninety (90) days; or

(v) (A) the bankruptcy or insolvency of Tenant, (B) the filing by or against Tenant of a petition (voluntarily or involuntarily) seeking to have Tenant declared bankrupt or insolvent or seeking to reorganize Tenant, unless the petition is dismissed with sixty (60) days after its filing, (C) the appointment of a receiver or trustee for all or a substantial portion of Tenant’s assets, or (D) the assignment of all or substantially all of Tenant’s assets for the benefit of its creditors.

13.2 Remedies. Upon the occurrence of an Event of Default, Landlord may, in addition to other remedies available hereunder, at law or in equity:

(i) Terminate this Lease, recover possession of the Premises, and remove Tenant and its property from the Premises, by force if necessary, without being liable for prosecution or any claim for damage. In the event of this Lease is terminated by Landlord pursuant to this subparagraph, Landlord shall be entitled to recover all damages that it suffers as a result of Tenant’s default or the termination of this Lease, including (but not limited to) consequential, incidental and actual damages, the cost of recovering possession of the Premises, expenses of reletting the Premises, the cost of repairs, renovation and alterations performed in connection with the reletting of the Premises, brokerage commissions, advertising expenses, and reasonable attorneys’ fees. Without limiting the generality of the foregoing, if this Lease is terminated due to Tenant’s default hereunder, Landlord shall have the right to recover an amount equal to the present value of the Rent that Tenant would have been required to pay for the remainder of the Term, minus the then fair rental value of the Premises during such period, calculated by discounting such amount to the present at the rate of eight percent (8%) per annum.

(ii) Without terminating this Lease, terminate Tenant’s right to possession of the Premises and, if necessary, expel Tenant and its effects therefrom, without being liable for prosecution or any claim for damages. If Landlord retakes possession of the Premises from Tenant pursuant to this subparagraph, Landlord may relet the Premises for the benefit of Tenant, at such rent, for such duration and upon such other terms as Landlord, in its sole and absolute discretion, deems advisable, and Landlord may remodel the Premises to the extent it deems necessary or proper to facilitate such reletting. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting or endeavoring to relet the Premises pursuant to this subparagraph, including, without limitation, reasonable attorneys fees, brokers’ commissions, advertising expenses and remodeling costs. Notwithstanding the termination of Tenant’s right to possession of the Premises pursuant to this subparagraph, Tenant shall continue to pay the Rent, when due; provided if Landlord is successful in reletting the Premises, any rent received by Landlord from such reletting that is allocable to periods falling within the Term shall be applied to reduce the amounts Tenant owes Landlord under this Lease, in such order as Landlord determines proper, including, without limitation, costs and expenses that Landlord incurs to effect compliance with Tenant’s obligations hereunder, costs Landlord incurs to recover possession of the Premises, reletting costs, damages, and rental deficiencies. If the rent received by Landlord from reletting the Premises that is allocable to periods falling within the Term exceeds the amounts Tenant owes under this Lease, Landlord shall be entitled to such excess and Tenant shall not have any right thereto.

(iii) Enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease, without being liable for prosecution or any claim for damages, and Tenant agrees to reimburse Landlord for all costs and expenses that Landlord incurs in connection therewith.

(iv) Obtain specific performance of the terms of this Lease or injunctive relief.

The foregoing remedies are cumulative and non-exclusive, and the exercise by Landlord of any of its remedies under this Lease shall not prevent the subsequent exercise by Landlord of any other remedies provided herein. All remedies provided for in this Lease may, at the election of Landlord, be exercised alternatively, successively, or in any other manner. Landlord’s acceptance of Rent following any Event of Default shall not be construed as a waiver of such Event of Default. Landlord shall not be deemed to terminate this Lease pursuant to this section unless Landlord expressly terminates this Lease in writing. Any reletting of the Premises by Landlord pursuant to this section shall be presumed to be for and on behalf of Tenant, unless Landlord expressly provides otherwise in writing to Tenant.

13.3 Limits on Duty to Mitigate. Landlord shall use reasonable efforts to mitigate the damages it suffers as a result of Tenant’s default under this Lease; provided Tenant agrees that (i) Landlord will only be required to use the same efforts to re-lease the Premises that it uses to rent the other space in the Project, (ii) Landlord will not be required to give preference to the Premises over other vacant space owned by Landlord or its affiliates, (iii) Landlord may reject any prospective tenant who, in Landlord’s reasonable discretion, is disreputable, whose business is not compatible with the Project, or has insufficient financial capacity, and (iv) Landlord may reject any offer to lease the Premises at a rate which is less than the rate then being charged for comparable space in the Project or on terms that are less favorable than those contained in this Lease or which (in Landlord’s reasonable discretion) is not in the best interests of the Project.

ARTICLE 14

ENTRY

14.1 Right of Entry. Landlord shall have the right to enter the Premises to: (i) conduct inspections; (ii) exercise its rights under this Lease, and (iii) show the Premises to prospective purchasers, lenders and tenants; provided Landlord shall not unreasonably interfere with the operation of Tenant’s business therein. Landlord shall retain a key to all locks at the Premises, excluding Tenant’s vaults, safes and cabinets. Landlord shall have the right to install pipes, conduits, lines, wires, vents, ducts and other incidental facilities in the Premises; provided (i) Landlord shall not materially interfere with Tenant’s use of the Premises and (ii) Landlord shall promptly repair any damage to the Premises resulting therefrom. During the nine (9) months prior to the expiration of the Term, Landlord may place “for rent” and other similar notices in the Premises and Tenant shall permit such notices to remain without molestation.

ARTICLE 15

SURRENDER

Upon the expiration or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises, (i) Tenant shall quit and surrender possession of the Premises to Landlord, broom clean and in a good condition and repair, ordinary wear and tear excepted, and (ii) provide Landlord with the keys to all locks and the combination of all safes, cabinets and vaults, if any, at the Premises. Before surrendering possession of the Premises to Landlord, Tenant shall, at its expense, remove all of its furnishings, equipment, trade fixtures, merchandise, signs and other personal property, and Tenant shall promptly repair all damage to the Premises resulting from the removal of such items. If Tenant fails to remove any of the foregoing items from the Premises by the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Premises, then Landlord may, at its sole option, (i) treat Tenant as a holdover tenant, in which event the provisions of Section 19.6 shall apply, or (ii) deem any or all of such items abandoned and dispose of same in any manner Landlord sees fit and retain all amounts received therefrom, in which event Tenant shall reimburse Landlord, upon demand, for all costs incurred by Landlord to remove and dispose of such items, including, without limitation, the cost of repairing any damage to the Premises caused by the removal of such items and storage charges (if Landlord elects to store the same). Upon the expiration or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises, Tenant shall, with reasonable diligence, remove the alterations, additions and improvements to the Premises installed by or on behalf of Tenant, including, but not limited to, all remove all low voltage wires, telephone and computer systems and related installations, cables and wiring, to the extent required by Landlord in writing, repair any damage resulting from the removal of such items, and restore the areas where the same were located to their original condition.

ARTICLE 16

SUBORDINATION AND ATTORNMENT

16.1 Subordination. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust or other security interests now or at any time hereafter constituting a lien, encumbrance or charge upon the Premises (collectively, “Mortgages”), including, but not limited to, all renewals, modifications, consolidations, replacements, amendments, supplements and extensions thereof; provided, as a condition to such subordination, the holder of a Mortgage (a “Mortgagee”) must agree in writing not to disturb Tenant’s possession of the Premises and the rights and privileges granted to Tenant under this Lease, so long as no Event of Default has occurred and provide a copy of such written agreement to Tenant. Tenant agrees to execute any and all instruments that are reasonably requested by a Mortgagee for purposes of subordinating this Lease to its Mortgage or protecting its interest in the Premises, as long as the same contains non-disturbance language as required in this Section 16.1. Notwithstanding anything herein to the contrary, if any Mortgagee elects to have Tenant’s interest in this Lease superior to its Mortgage, then by notice to Tenant from such Mortgagee, this Lease shall be deemed superior to such Mortgage, whether this Lease was executed before or after the same.

16.2 Attornment. If Landlord’s interest in the Premises is transferred to a Mortgagee or any purchaser at a foreclosure sale (a “Foreclosure Purchaser”), Tenant shall be bound to such Mortgagee or Foreclosure Purchaser under the terms of this Lease and Tenant shall attorn to such Mortgagee or Foreclosure Purchaser, as the landlord hereunder, unless this Lease is terminated. The foregoing provision shall be self-operative; provided, however, Tenant shall, upon written demand, execute documentation confirming the matters set forth in this section. Any Mortgagee or Foreclosure Purchaser succeeding to the interest of Landlord in the Premises shall not be (i) bound by any payment of Rent made by Tenant more than one (1) month in advance, (ii) liable due to any act or omission of a prior landlord (including, without limitation, Landlord), (iii) subject to any offset rights or defenses of Tenant arising or related to periods prior to the date the Mortgagee or Foreclosure Purchaser acquires such interest, or (iv) responsible for any security or other deposit not transferred to it.

16.3 Mortgagee Protection. If Tenant is notified of the name and address of any Mortgagee, Tenant agrees that it will send a copy of all notices that it delivers to Landlord to such Mortgagee, by U.S. Certified Mail (Return Receipt Requested) or nationally recognized overnight delivery service, including, but not limited to, default notices. Tenant shall not terminate this Lease or make any expenditures on account of any default by Landlord under this Lease, unless Tenant notifies (in writing) each existing Mortgagee of such default and the Mortgagee fails to cure the default within sixty (60) days after its receipt of such notice; provided if the Mortgagee cannot reasonably cure the default within said sixty (60) day period, then Tenant shall not have the right to terminate this Lease or make any expenditure on account of the default so long as the Mortgagee commences to cure the default within said sixty (60) day period and completes the cure thereof with reasonable diligence. Tenant shall accept any Mortgagee’s cure of a Landlord default. No amendment, cancellation, termination, surrender or modification of this Lease shall be effective against a Mortgagee, unless (i) the Mortgagee has consented thereto, in writing, or (ii) Landlord is entitled to enter into the same without obtaining the Mortgagee’s consent. No Mortgagee shall be deemed to have any obligations or liabilities to Tenant simply by virtue of its Mortgage.

ARTICLE 17

SECURITY DEPOSIT

17.1 Security Deposit. Simultaneously with its execution of this Lease, Tenant shall deliver the Security Deposit specified on the Summary Sheet to Landlord. The Security Deposit shall be held by Landlord to secure the performance of all of Tenant’s obligations and liabilities under this Lease. To the maximum extent permitted under Applicable Laws, Landlord may commingle the Security Deposit with its other funds. No interest shall be earned, paid, payable or owing to Tenant with respect to the Security Deposit, and Landlord may retain all interest and other amounts generated thereby. Landlord may, from time to time and without prejudicing any other remedy available under this Lease, at law or in equity, apply the Security Deposit to: (i) pay any past due Rent; (ii) reimburse Landlord for any damages, injuries, expenses or liabilities that it suffers or incurs as a result of Tenant’s default under this Lease; or (iii) cover the cost of curing any Event of Default. Following any application of the Security Deposit by Landlord, Tenant shall pay to Landlord, upon demand, the amount of the Security Deposit so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of the same shall be returned to Tenant within sixty (60) days after the later of the termination of this Lease or the date all of Tenant’s obligations and liabilities under this Lease are satisfied. Landlord shall assign the Security Deposit to any person or entity that acquires Landlord’s interest in the Premises, whereupon Landlord shall have no further liability or responsibility for its return to Tenant.

ARTICLE 18

NOTICES

All notices, consents, approvals and other communications (collectively, “Notices”) that may be or are required to be given by either Landlord or Tenant under this Lease shall be properly made only if in writing and sent to the address of Landlord or Tenant, as applicable, set forth in the Summary Sheet, as the same is modified in accordance herewith, by hand delivery, U.S. Certified Mail (Return Receipt Requested) or nationally recognized overnight delivery service. Either party may change its address for Notices by giving written notice to the other party in accordance with this provision. Notices shall be deemed received: (i) if sent by hand or overnight delivery service, on the date of delivery; and (ii) if sent by United States mail, on the date of deposit. The refusal to accept delivery shall constitute acceptance.

ARTICLE 19

MISCELLANEOUS

19.1 Relocation THIS PARAGRAPH HAS BEEN INTENTIONALLY STRUCK

19.2 Estoppel Certificates. Within ten (10) days after Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord or its designee a written statement: (i) acknowledging that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) setting forth the date to which the Base Rent has been paid; (iii) certifying there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord under this Lease (or specifying any such defaults known to Tenant); and (iv) confirming any other facts related to the status of this Lease or the condition of the Premises, but only to the extent of Tenant’s knowledge thereof. Any such statement may be relied upon by a prospective purchaser or lender of Landlord. In addition to any other remedies available to Landlord, if Tenant fails to execute, acknowledge and deliver to Landlord any such statement in a timely manner, then all of the matters contained in such statement shall be deemed to be true.

19.3 Self-Help. In the event Tenant fails to perform any repairs, maintenance or replacements that it is required to make under this Lease, Landlord may (but shall not be obligated to) perform the same on behalf of Tenant, in which case Tenant shall reimburse Landlord, on written demand, for all costs incurred by Landlord in connection therewith, plus Tenant shall pay Landlord an administrative fee equal to fifteen percent (15%) of such costs.

19.4 Financial Statements. Upon request, Tenant shall furnish Landlord with a current financial statement for Tenant, prepared in accordance generally accepted accounting principles (consistently applied) and certified as true, correct and complete by Tenant’s chief financial officer or an independent certified public accountant; provided, if a audited financial statement for Tenant was prepared by an independent, certified public accountant, Tenant shall make such financial statement available to Landlord.

19.5 Landlord Liability. If Landlord defaults under this Lease, Tenant shall notify Landlord of such default, in writing, and Tenant shall not have any rights or remedies as a result of such default, unless Landlord fails to cure such default within thirty (30) days after its receipt of written notice of the same from Tenant; provided if any default by Landlord under this Lease cannot reasonably be cured within thirty (30) days, then Tenant shall not have any rights or remedies as a result of such default so long as Landlord commences to cure such default within thirty (30) days after it receives written notice of the same from Tenant and thereafter prosecutes the cure to completion with reasonable diligence.

Landlord shall not have any personal liability under this Lease. In the event Landlord defaults under this Lease and fails to cure the same within the period provided above, Tenant shall look solely to the Landlord’s interest in the Project for the satisfaction of Tenant’s rights and remedies. If Landlord sells, transfers or conveys the Project, Landlord shall be released from all liabilities and obligations accruing under this Lease from and after the date of the sale, transfer or conveyance. It is understood and agreed that the terms of this Lease shall be binding upon Landlord and its successors only with respect to periods during which they own the Premises. Tenant agrees to attorn to any person or entity that acquires Landlord’s interest in the Premises.

19.6 Hold Over. Unless Landlord expressly agrees otherwise, in writing, if Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease, then Tenant shall be deemed a tenant at sufferance on all of the terms of this Lease, except (i) the Base Rent shall equal one hundred fifty percent (150%) of the Base Rent due during the month immediately preceding the expiration or termination hereof, and (ii) Tenant shall not have any right to renew this Lease, expand the Premises or exercise any option. The foregoing sentence shall in no event be construed to permit Tenant to remain in possession of the Premises after the expiration or termination of this Lease. Tenant shall be liable to Landlord for all losses, costs, damages and expenses (including, without limitation, consequential damages, reasonable attorneys fees, court costs and litigation expenses) that Landlord suffers or incurs because of any holding over by Tenant, and Tenant shall indemnify, defend and hold harmless Landlord from and against all claims, lawsuits, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) arising from delays by Landlord in delivering possession of the Premises to any person or entity that are caused by Tenant’s failure to comply with the terms of this Lease, including, but not limited to, Tenant’s failure to timely surrender possession of the Premises to Landlord.

19.7 Quiet Enjoyment. Subject to Landlord’s rights and remedies under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises without hindrance or interruption by Landlord or anyone claiming by, through or under Landlord so long as Tenant complies with the terms hereof.

19.8 Force Majeure. In the event compliance with any of Landlord’s or Tenant’s obligations under this Lease is impractical or impossible due to any Event of Force Majeure, then the time for performance of such obligations shall be extended for a period equivalent to the duration of the Event of Force Majeure; provided, however, the provisions of this section shall not operate to (i) extend the Commencement Date, (ii) excuse, extend or abate Tenant’s obligation to pay Rent and other sums that it owes hereunder, or (ii) excuse Tenant’s inability to perform its obligations hereunder because of inadequate finances.

19.9 Joint & Several Liability. If Landlord or Tenant is made up of more than one (1) party, then all of the parties comprising Landlord or Tenant, as applicable, shall be jointly and severally liable hereunder.

19.10 Attorney’s Fees. If any legal proceeding is commenced related to this Lease, the prevailing party in such legal proceeding shall be entitled to recover its reasonable attorneys’ fees, court costs and litigation expenses from the non-prevailing party therein.

19.11 Brokers. Landlord shall be responsible for the payment of any commissions due to the Landlord’s and Tenant’s brokers identified on the Summary Sheet pursuant to a separate agreement. Landlord and Tenant (i) each represents and warrants to the other that it has not dealt with any other broker, finder or listing agent in connection with this Lease other than the brokers identified on the Summary Sheet, and (ii) agrees to indemnify, defend and hold harmless the other party from and against all claims, lawsuits, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys fees, court costs and litigation expenses) arising or resulting from any demand for a commission or other compensation made by a broker, finder or listing agent with whom the indemnifying party has dealt or allegedly dealt.

19.12 No Waiver. No waiver by Landlord or Tenant of any provision of or default under this Lease shall be deemed to have been made, unless the same is in writing and signed by the party charged with making the waiver, and no waiver of any provision of or default under this Lease shall be deemed a waiver of any other provision or default. Landlord’s or Tenant’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s or Tenant’s consent to or approval of any subsequent act.

19.13 Submission. The submission of this Lease does not constitute an offer, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. Copies of this Lease that have not been executed and delivered by both Landlord and Tenant shall not serve as a memorandum or other writing evidencing an agreement between the parties.

19.14 Successors and Assigns. This Lease shall be binding on the Landlord, Tenant and their respective heirs, successors, executors, administrators and assigns; provided the foregoing shall not be construed to permit any assignment of this Lease by Tenant.

19.15 Severability. If any provision of this Lease is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Lease will not be affected, and in lieu of each provision that is found to be illegal, invalid or unenforceable, a provision will be added as a part of this Lease that is as similar to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

19.16 Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the Premises, and all prior negotiations and understandings shall be deemed incorporated herein. This Lease may only be amended or modified by a written instrument signed by both Landlord and Tenant.

19.17 Exhibits. Landlord and Tenant acknowledge and agree that all schedules, addendum and exhibits referenced in this Lease are attached hereto and incorporated herein.

19.18 Accord and Satisfaction. Neither the acceptance by a party of a lesser sum than it is due under this Lease, nor any statement on a check or instrument accompanying payment, nor acceptance of Rent shall be deemed an accord and satisfaction, and either party may accept any check or payment without prejudicing such party’s right to recover all outstanding amounts due under this Lease and pursue all remedies available hereunder or at law or in equity.

19.19 Relationship. The relationship of Landlord and Tenant is solely that of independent third parties engaged in an arms length transaction. Nothing contained in this Lease shall be deemed or constructed as creating a partnership, joint venture, agency relationship or other similar relationship between Landlord and Tenant.

19.20 Survival. All of Tenant’s indemnification obligations and, to the extent not fully performed, all other obligations of Tenant under this Lease, shall survive the expiration or termination hereof.

19.21 Recording. Tenant shall not record this Lease or any memorandum hereof.

19.22 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY AND ALL CLAIMS ARISING OUT OF, IN CONNECTION WITH OR RELATED TO THIS LEASE, THE PREMISES, THE PROJECT OR THE COMMON AREA, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. LANDLORD AND TENANT AGREE THAT SUCH CLAIMS SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH THE COURT AS WRITTEN EVIDENCE OF LANDLORD’S AND TENANT’S WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19.23 Governing Law. This Lease shall be governed by the laws of the State of Tennessee. The parties hereby agree that any suit, action or proceeding related to this Lease, the Premises, or the Project shall be brought in the federal courts serving Brentwood, Tennessee. The parties hereby consent to such courts having in personam jurisdiction and irrevocably waive any objections they may have to the jurisdiction of such court.

IN WITNESS WHEREOF, the parties have executed and delivered this Lease as of the date first written above.

OWNER:		LESSEE:

UCM/PROVENTURE-SYNERGY BUSINESS PARK, LLC		FRANKLIN SYNERGY BANK
A Delaware limited liability company		A Tennessee state chartered bank

By:	SBPNMM, LLC
a Delaware limited liability company
its Non-Member Manager

By:		By:

Mark B. Greco		Print Name:	Lisa Musgrove
Vice President		Title:	EVP, CFO

Date:	10/17/08	Date:	10/10/08

Signed and sealed in the presence of:		Signed and sealed in the presence of:

(1)		(1)

Print Name:		Print Name:	Mandy Garland

EXHIBIT A

FLOOR PLAN OF PREMISES

RECEPTION
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
WORK ROOM
OFFICE
CLOSET
OFFICE
OFFICE
BREAK
CONFERENCE ROOM
OFFICE
OFFICE
STAIR

Suite 110

EXHIBIT B

SITE PLAN OF PROJECT AND BUILDING

EXHIBIT C

CONSTRUCTION

Landlord to construct the Premises per the attached Exhibit A at Landlord’s cost. The renovations will include new carpet, paint, and ceiling for the Premises. Tenant to select paint color and carpet from building standard finishes.

Tenant shall be responsible for any low voltage installations that may be needed for specific phone and computer use.

EXHIBIT D

OPERATING EXPENSES

“Operating Expenses” means all costs and expenses incurred by Landlord in connection with the ownership, operation, management, maintenance, repair, replacement and equipping of the Project. Without limiting the generality of the foregoing, “Operating Expenses” shall include the cost of: (i) utilities; (ii) supplies and tools; (iii) operating, maintaining, repairing, and replacing the Common Areas; (iv) maintaining, repairing, resurfacing, repaving, re-striping, lighting, and cleaning the parking areas; (v) real property taxes, personal property taxes, impact fees and assessments (general and special, public and private), excluding general income, sales, estate, succession, transfer, gift, inheritance, franchise and excise taxes; (vi) insurance maintained by or on behalf of Landlord, including, but not limited to, public liability, rental loss, property damage, earthquake, flood, pollution, mold, terrorism and property insurance, in such amounts and on such terms as Landlord deems appropriate; (vii) market management fees, whether Landlord or an independent third party is acting as manager; (viii) the fair rental value of any on- site property manager’s office; (ix) installing, renting and maintaining signs; (x) maintaining, repairing and replacing utility systems, heating, ventilation and air conditioning systems, mechanical systems, and storm water management systems, (xi) maintaining, repairing and replacing the roofs; (xii) complying with Applicable Laws; (xiii) licenses, certificates, permits and inspections; (xiv) compensating personnel who perform duties related to the Project, including, without limitation, salaries, benefits and payroll taxes; (xv) reasonable reserves covering replacement of heating, ventilating and air conditioning equipment, roofs, paving and other capital items; (xvi) amounts not covered by insurance (provided if Landlord incurs an expense for which a reserve is held, Landlord shall apply such reserve to cover the expense and only the portion of the expense not covered by the reserve may be included in Operating Expenses); (xvi) services that Landlord furnishes generally to tenants; (xvii) rental charges for machinery and equipment; (xviii) accounting, legal and other consultant fees; (xix) landscaping; (xx) snow and ice removal; (xxi) payments under any easement, license, operating agreement, declaration, restrictive covenant, ground lease (excluding rent), or other instrument encumbering the Project; (xxii) costs incurred by Landlord to contest any taxes, impact fees, assessments or other governmental requirements that would otherwise increase the cost of operating the Project, (xxiii) janitorial service, alarm and security service, window cleaning, and trash removal to the extent provided by Landlord. For purposes hereof, any capital expenditure includable in Operating Expenses shall be amortized over the useful life of the item in question and only the portion thereof attributable to the current year shall be included in the Operating Expenses for such year.

Operating Expenses shall exclude the following:

Costs that according to GAAP would be considered capital costs or are otherwise outside normal costs and expenses incurred in connection with the operation and maintenance of similar buildings. Reserve for repairs, maintenance or replacements. Marketing, legal fees, leasing commissions, accounting fees and other professional fees relating to other tenants in the Building. Ground lease rental payments or the leasing activities for the Building or Project. Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds, and the costs of all capital repairs, regardless of whether such repairs are covered by insurance. Costs incurred in connection with the installation of improvements for other tenants or occupants, or incurred in renovating or otherwise improving vacant space for other tenants of occupants of the Building. Costs incurred in connection with any environmental clean-up, response action or remediation on, in, under or about the Building. Costs incurred in connection with upgrading the Building to comply with all applicable codes, ordinances, statutes or other laws in effect prior to the Commencement Date, including, but not limited to, ADA compliance costs.

EXHIBIT E

RULES AND REGULATIONS

1. The Lessor or Manager may refuse admission to any Building outside of Lessor’s Standard Building hours to any person not known to any watchman or security guard or not properly identified, and may require all persons admitted to or leaving any Building outside of Lessor’s Standard Building hours to register. Any person whose presence in any Building or the Center at any time shall, in the judgement of the Lessor or Manager, be prejudicial to the safety, character, reputation and interests of any Building or its Lessees may be denied access to any Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, the Lessor or Manager may prevent all access to any Building during the continuance of the same, by closing the doors or otherwise, for the safety of the Lessees, any Building and protection of property in any Building. The Lessor or Manager shall not be liable to any Lessee for damages or loss arising from the admission, exclusion or ejection of any person to or from any Lessee’s Premises or any Building under these Rules and Regulations.

2. The Lessor or Manager reserves the right to exclude or expel from any Building any person who in the judgement of the Lessor or Manager is intoxicated or under the influence of liquor or drugs.

3. Lessees shall not do or permit anything to be done in their Premises or bring or keep anything therein which will in anyway obstruct or interfere with the rights of other Lessees, or do, or permit anything to be done in their Premises which shall, in the judgement of the Lessor or Manager, in any other way injure or annoy other Lessees, or conflict with the laws, rules and regulations relating to fire, safety or health or with any insurance policy of Lessor upon any Building or the Center or any part thereof or any contents therein or conflict with any of the Rules and Ordinances of the public building or health authorities.

4. All electrical equipment used by the Lessee shall be U.L. approved. Lessee shall not do, or permit to be done in the Lessee’s Premises or the Center, and Lessee shall not bring into or keep in the Premises or the Center anything which would impair or interfere with any Building services or the Center and the economical heating, cooling, cleaning or other servicing of any Building or the Premises.

5. Lessees shall not install or operate any steam or gas engine or boiler, or carry on any mechanical business, in any Building. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed hazardous shall not be brought into any Building or the Center. THE LESSEE SHALL NOT USE ANY OTHER METHOD OF HEATING OTHER THAN THAT SUPPLIED BY THE LESSOR OR MANAGER.

6. Lessees shall give the Lessor or Manager prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of their Premises.

7. Lessees shall use electric, gas and other forms of energy only from such source of supply as is furnished by Lessor or Manager in any Building occupied by such Lessee.

8. Furniture, equipment or supplies shall be moved in or out of any Building only upon the elevator designated by the Lessor or Manager and then only during such hours and in such manner as may be prescribed by the Lessor or Manager.

9. Should any Lessee desire to place in any Building any equipment which exceeds Lessor’s standard floor loads, including, but not limited to, large files, safes and electronic data processing equipment, it shall first obtain written approval of the Lessor or Manager to place such items within any Building or to use any Building elevators, and the proposed location in which such equipment is to be installed. The Lessor or Manager shall have the right to prescribe the weight and position of any equipment that may exceed the weight load limits of any Building, and may further require, at the Lessee’s expense, the reinforcement of any flooring on which such equipment may be placed, and/or to have an engineering study performed to determine such weight and position of equipment, to determine added reinforcement required, and/or determine whether or not such equipment can be safely placed within any Building.

10. Lessees shall not place additional locks or bolts of any kind upon any of the doors of their Premises or the Building and no lock on any door therein shall be changed or altered in any respect. Duplicate keys for the Lessee’s Premises shall be procured only from the Lessor or Manager, which may make a reasonable charge therefor. Upon termination of a Lessee’s lease, all keys of the Premises shall be delivered to the Lessor or Manager.

11. Lessees shall not leave any refuse in the common areas or other areas of any Building or the Center (excepting the Lessee’s own Premises) for disposal.

12. The Lessor or Manager shall have the right to prohibit any advertising by Lessees which, in the Lessor’s or Manager’s opinion, tends to impair the reputation of the Center or any Building or its desirability as a building or offices; upon written notice from the Lessor or Manager, the Lessee shall refrain from or discontinue such advertising.

13. If a Lessee employs laborers or other persons to be employed outside of any Building, such Lessee shall not have such employees paid in any Building, but shall arrange to pay their payrolls elsewhere. Lessees shall not advertise for laborers giving an address at any Building.

14. Bicycles or other vehicles shall not be permitted in the offices, common areas, halls, corridors, lobbies and elevators of any Building, nor shall any obstruction of sidewalks or entrances of any Building by such be permitted.

15. The sidewalks, entries, passages, elevators and staircases shall not be obstructed or used by Lessees, their agents, employees, contractors and invitees for any other purpose than ingress and egress to and from the respective offices.

16. Canvassing, soliciting and peddling in any Building or the Center is prohibited and Lessees shall cooperate to prevent the same.

17. No animals, birds, pets (other than seeing-eye dogs) of any kind shall be allowed in the Lessee’s Premises or any Building.

18. The water closets, urinals, waste lines, vents or flues of any Building shall not be used for any purpose other than those for which they were constructed, and no rubbish, acids, vapors, newspapers or other such substances of any kind shall be discarded therein. The expense caused by any breakage, stoppage or damage resulting from a violation of this rule by any Lessee, its agents, employees, contractors and invitees or licensees, shall be paid by the Lessee.

19. All decorating, carpentry work, or any labor required for the installation of the Lessee’s equipment, furnishings or other property shall be performed at the Lessee’s expense, subject to the Lessor’s or Manager’s prior written approval and , by the Lessor’s or Manager’s employees or at the Lessor’s or Manager’s option and consent, by persons and contractors authorized in writing by the Lessor or Manager. This shall apply to all work including but not limited to, installation of telephone or telegraph equipment or any other physical feature of any Building. None of this work shall be done by Lessee without the Lessor’s or Manager’s prior written approval.

20. If any Lessee desires radio signal, communication, alarm or other utility or service connection installed or changed, such work shall be done at the expense of the Lessee, with the prior written approval and under the direction of the Lessor or Manager. No wiring shall be installed in any part of any Building without the Lessor’s or Manager’s approval and direction. The Lessor or Manager reserves the right to disconnect any radio, signal or alarm system when, in the Lessor’s or Manager’s opinion, such installation or apparatus interferes with the proper operation of the Center of any Building or systems within any Building.

21. Except as permitted by the Lessor or Manager, Lessee shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way penetrate or deface the wails (ordinary wall art excluded), ceilings, partitions or floors of their Premises or of any Building and the repair costs of any defacement damage or injury caused by any Lessee, its agents, employees, contractors and invitees, shall be paid for by the Lessee.

22. All glass, lighting fixtures, locks and trimmings in or upon the doors and windows of the Lessee’s Premises shall be kept whole and whenever any part thereof shall be broken through cause attributable to any Lessee, its agents, employees, contractors and invitees, Lessee shall promptly notify Lessor verbally and in writing and Lessor or Manager shall replace or repair such item at Lessee’s expense within a reasonable period of time following receipt of such notice.

23. The cost of repairing any damage to the common areas or public portions of any Building or the Center or the public facilities or to any facilities used in common with other Lessees in the Building or Center, caused by any Lessee or the agents, employees, contractors and invitees of the Lessee, shall be paid by such Lessee.

24. Lessees shall not remove any carpet, or wall coverings, window blinds, or window draperies in their Premises without the prior written approval of the Lessor or Manager.

25. The sashes, sash doors, windows, side glass, glass doors and any lights or skylights that reflect or admit light into the hall or other places of any Building shall not be covered or obstructed by Lessee without the prior written approval of the Lessor or Manager.

26. The Lessee shall cooperate fully with the life safety plans of any Building as established and administered by the Lessor or Manager. This includes participation by the Lessee and employees of the Lessee in exit drills, fire inspections, life safety orientations and other programs relating to life safety that may be promulgated by the Lessor or Manager.

27. Lessor reserves the right to amend these Rules and Regulations from time to time.

EXHIBIT F

TERM CERTIFICATION

The undersigned, as Tenant, under that certain Lease Agreement dated                      (the “Lease”) with                     , as landlord, hereby certifies as follows:

1. The undersigned has accepted and is in occupancy of the premises described in the Lease (the “Premises”).

2. The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way except as follows:                     .

3. The Commencement Date of the Lease is             , 200    .

4. The Expiration Date of the Lease is             , 200    .

5. All improvements and work required under the Lease to be made by Landlord, if any, have been completed to the satisfaction of Tenant, except as follows:                     . All contributions, allowances or reimbursements that Landlord is required to make to Tenant on account of work or improvements to the Premises have been paid in full, except as follows:                     .

6. Neither Landlord nor Tenant is in default under the Lease, and Tenant has defenses to its obligations under the Lease nor any offsets to the amounts it owes under the Lease.

IN WITNESS WHEREOF, Tenant has executed this Term Certification on             , 200    .

TENANT: Franklin Synergy Bank
A Tennessee state chartered bank

By:
Its:

ADDENDUM #1

RENEWAL OPTION(S)

Subject to the other terms hereof, Landlord grants Tenant the Renewal Options set forth in the Summary Sheet, if any; provided Tenant’s right to exercise any Renewal Option is conditioned on there being no Event of Default at the time Tenant exercises the Renewal Option and at the start of the extension of the Term resulting from the exercise of the Renewal Option. If such conditions are not satisfied, Landlord may, at its option and without limiting Landlord’s other rights and remedies, nullify Tenant’s exercise of the Renewal Option, in which event no extension of the term of this Lease shall result therefrom. In order to exercise any Renewal Option, Tenant must provide Landlord written notice that it is exercising the same at least one hundred eighty (180) days prior to the date the Term is then set to expire.

Any extension of the Term resulting from Tenant’s exercise of a Renewal Option (a “Renewal Period”) shall be on all of the terms and conditions contained in this Lease, except that the Monthly Base Rent during the Renewal Period shall be the then Standard Rental Rate (as hereinafter defined) and Tenant shall not be entitled to any free rent periods, improvement allowances, additional renewal options or expansion rights, concessions or other inducements. Landlord shall give Tenant written notice of the then Standard Rental Rate promptly following Tenant’s exercise of a Renewal Option. The “Standard Rental Rate” shall be (i) the monthly base rental rate for the Premises as of the commencement of the Renewal Period, as determined by Landlord based upon the base rents then being quoted by Landlord for new leases and lease renewals of similar space in the Building, taking into account location, lease terms, and other factors Landlord reasonably deems relevant, plus (ii) market rental rate increases. In no event shall the Standard Rental Rate be less than the Monthly Base Rent in effect immediately prior to the start of the Renewal Period in question. The Standard Rental Rate shall also include market increases in the Monthly Base Rent during the Renewal Period. If Tenant does not accept the Standard Rental Rate set forth in Landlord’s notice, Tenant shall have the right to revoke its exercise of the applicable Renewal Option by giving written notice to Landlord within fifteen (15) days after Tenant is first notified of the Standard Rental Rate, in which event this Lease shall expire at the expiration of the then current term. If Tenant does not timely notify Landlord, in writing, that it is not accepting the Standard Rental Rate, then Tenant shall be deemed to have approved the same.

EXHIBIT F

TERM CERTIFICATION

The undersigned, as Tenant, under that certain Lease Agreement dated October 8, 2008 the “Lease”) with UCM/Proventure-Synergy Business Park, LLC, as landlord, hereby certifies as follows:

1. The undersigned has accepted and is in occupancy of the premises described in the Lease (the “Premises”).

2. The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way.

3. The Commencement Date of the Lease is November 15, 2008.

4. The Expiration Date of the Lease is November 30, 2013.

5. All improvements and work required under the Lease to be made by Landlord, if any, have been completed to the satisfaction of Tenant. All contributions, allowances or reimbursements that Landlord is required to make to Tenant on account of work or improvements to the Premises have been paid in full.

6. Neither Landlord nor Tenant is in default under the Lease, and Tenant has defenses to its obligations under the Lease nor any offsets to the amounts it owes under the Lease.

IN WITNESS WHEREOF, Tenant has executed this Term Certification on December 2, 2008.

TENANT:

FRANKLIN SYNERGY BANK

Lisa Musgrove

By:
Its:	EVP, CFO